                                                                    EXHIBIT 14.1

                                CONCEPTUS, INC.

                      CODE OF BUSINESS CONDUCT AND ETHICS

                            ADOPTED DECEMBER 3, 2003

                                                                               .
                                                                               .
                                                                               .

                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
LETTER FROM THE CEO.............................................................      1

INTRODUCTION....................................................................      2

     PURPOSE....................................................................      2
     SEEKING HELP AND INFORMATION...............................................      2
     REPORTING VIOLATIONS OF THE CODE...........................................      2
     CONFIDENTIALITY AND POLICY AGAINST RETALIATION.............................      3
     WAIVERS OF THE CODE........................................................      4

CONFLICTS OF INTEREST...........................................................      4

    IDENTIFYING CONFLICTS OF INTEREST...........................................      4
    DISCLOSURE OF CONFLICTS OF INTEREST.........................................      5

CORPORATE OPPORTUNITIES.........................................................      6

CONFIDENTIAL INFORMATION........................................................      6

COMPETITION AND FAIR DEALING....................................................      7

   RELATIONSHIPS WITH CUSTOMERS.................................................      7
   RELATIONSHIPS WITH SUPPLIERS.................................................      7
   RELATIONSHIPS WITH COMPETITORS...............................................      8

GIFTS AND ENTERTAINMENT.........................................................      8

INTERACTIONS WITH THE GOVERNMENT................................................      9

PROTECTION AND USE OF COMPANY ASSETS............................................     10

COMPANY RECORDS.................................................................     11

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS...................     11

POLITICAL CONTRIBUTIONS AND ACTIVITIES..........................................     12

COMPLIANCE WITH LAWS AND REGULATIONS............................................     13

COMPLIANCE WITH ANTITRUST LAWS..................................................     13

   ACTIONS THAT VIOLATE U.S. ANTITRUST LAWS.....................................     13
   MEETINGS WITH COMPETITORS....................................................     14
   PROFESSIONAL ORGANIZATIONS AND TRADE ASSOCIATIONS............................     14
   SEEKING HELP.................................................................     15

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS.........     15

   FOREIGN CORRUPT PRACTICES ACT................................................     15
   OTHER LAWS GOVERNING OUR BUSINESS............................................     15

ENVIRONMENT, HEALTH AND SAFETY..................................................     16

   ENVIRONMENT..................................................................     16
   HEALTH AND SAFETY............................................................     17

CONCLUSION......................................................................     17

LETTER FROM THE CEO

____________, 2003

Dear Conceptus Employee:

         Conceptus is dedicated to conducting its business consistent with the highest standards of business ethics. We have an obligation to our employees, stockholders, customers, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities.

         As an employee of Conceptus, you are faced every day with a number of business decisions. It is your personal responsibility to uphold the Company's high standards of business ethics in each and every one of these situations. It is not possible for our Code of Business Conduct and Ethics (the "Code") to address every situation that you may face. If you use your good business judgment and experience, the majority of your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, we hope that this Code will serve as a guide to help you make the right choice.

         We encourage you to take this opportunity to review our policies and to discuss any questions you may have with your supervisor, an HR representative, the Company's legal counsel or with any member of the Company's management team directly. The guidelines set out in this Code are to be followed at all levels of this organization by our directors, officers, employees and agents. We rely on you to uphold our core values and conduct our business honestly, fairly and with integrity.

Sincerely,

_____________________________
Mark Szieckarek
President and CEO

INTRODUCTION

PURPOSE

         This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code should be considered to be a minimum standard. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

         This Code applies to all of our directors, officers, employees and consultants, wherever they are located and whether they work for the Company on a full or part-time basis. We refer to all persons covered by this Code as "Company employees" or simply "employees." We also refer to our chief executive officer and our chief financial officer, as our "principal officers."

SEEKING HELP AND INFORMATION

         This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

         -   Is it legal?

         -   Is it honest and fair?

         -   Is it in the best interests of the Company?

         -   How does this make me feel about myself and the Company?

         - Would I feel comfortable if an account of my actions was published with my name in the newspaper?

         If you know of or suspect a violation of this Code, or if you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's high ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Chief Financial Officer or Chief Executive Officer. The Company has also established an Ethics Helpline that will be answered by a third-party contractor specifically engaged to provide the hotline services. The Ethics Helpline is available 24 hours a day, 7 days a week at 1-800-792-8140. You may choose to remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline, although providing your identity may assist the Company in addressing your questions or concerns.

REPORTING VIOLATIONS OF THE CODE

         All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others should not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

         Information from calls reporting known or suspected violations of this Code will be documented in a format acceptable to the Company and will include, at a minimum, a full written description of the information received concerning the known or suspected violations. Information regarding known or suspected violations of this Code will be directed immediately to the Chief Financial Officer and/or Chief Executive Officer. The Company's outside counsel will also be informed if the alleged violations involve the Chief Financial Officer or Chief Executive Officer.

         Unless otherwise directed by outside counsel (in the case of reported violations by the Chief Financial Officer or Chief Executive Officer), the Chief Financial Officer and/or Chief Executive Officer will assign an appropriate person to investigate any reported violation. The investigator shall conduct a thorough investigation and shall, within 30 calendar days, provide a written report of his or her findings and recommendations to the Chief Financial Officer and/or Chief Executive Officer. If the investigator is in a position to recommend appropriate disciplinary or corrective action, the investigator may also recommend disciplinary or corrective action consistent with this Code. If necessary, the person assigned to the investigation may obtain additional resources necessary to conduct the investigation, including retaining counsel and/or expert witnesses.

         It is the Company's policy that any employee found to have violated this Code will be subject to appropriate discipline, up to and including termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee alleged of violating this Code will be given an opportunity to present his or her version of the events at issue to the Chief Financial Officer or Chief Executive Officer (or, if the Chief Financial Officer or Chief Executive Officer is alleged of violating this Code, to the Board of Directors) prior to any determination of appropriate discipline. Any employee who fails to report known or suspected violations by another employee may also be subject to appropriate discipline. Furthermore, employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties in such situations, not to mention damage to the Company's reputation and standing in the community. In short, your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

CONFIDENTIALITY AND POLICY AGAINST RETALIATION

         All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. Your supervisor, the Chief Financial

Officer, the Chief Executive Officer and the Company will protect your confidentiality (including, as applicable, your anonymity) to the extent possible consistent with law and the Company's need to investigate your concern. The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

WAIVERS OF THE CODE

         Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code for employees may be made only by the Chief Executive Officer of the Company. Any waiver of this Code for our directors, executive officers or other principal officers may be made only by our Board of Directors and will be promptly disclosed to the public.

CONFLICTS OF INTEREST

IDENTIFYING CONFLICTS OF INTEREST

         A conflict of interest occurs when an employee's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively. Conflicts of interest with the potential to be material in fact or appearance are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut and easy to define. Should you have any questions, please consult with your supervisor or the Chief Financial Officer or Chief Executive Officer. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of the Chief Financial Officer or Chief Executive Officer or follow the procedures described under "Introduction - Reporting Violations of the Code." The following situations are examples of conflict of interest:

          - Outside Employment. No employee may be employed by, serve as a director of, or provide any services to a company that is a customer, supplier or competitor of the Company.

          - Improper Personal Benefits. No employee may obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see "Gifts and Entertainment" below for additional guidelines in this area.

          - Financial Interests. No employee may have a significant financial interest (ownership or otherwise) in any company that is a customer, supplier or competitor of the Company. A "significant financial interest" means (i) ownership of greater than 1% of the equity of a customer, supplier or competitor or (ii) an investment in a customer, supplier or competitor that represents more than 5% of the total assets of the employee.

          - Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

          - Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain prior approval from the Chief Financial Officer or Chief Executive Officer before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

          - Action of Family Members. The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee's objectivity in making decisions on behalf of the Company. For example, it is a conflict of interest if a family member is employed by, or has a significant financial interest in, a company that is a customer, supplier or competitor of the Company. It is also a conflict of interest if a family member obtains loans or guarantees of personal obligations from, or enters into any other personal financial transaction with, any company that is a customer, supplier or competitor of the Company. Similarly, receipt of improper personal benefits or favors by family members creates a conflict of interest. You should not discuss the Company's confidential information with members of your family that have such conflicting interests. For purposes of this Code, "family members" or "members of your family" include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

DISCLOSURE OF CONFLICTS OF INTEREST

         The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to your supervisor or the Chief Financial Officer or Chief Executive Officer. While such situations are not automatically prohibited, they are not desirable and may only be waived by an executive officer of the Company at the request and with the concurrence of the Chief Financial Officer or Chief

Executive Officer. Conflicts of interest of our directors, executive officers or other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

CORPORATE OPPORTUNITIES

         As an employee of the Company, you have an obligation to put the interests of the Company ahead of your personal interests and to advance the Company's interests when the opportunity to do so arises. If you discover or are presented with a business opportunity that is in the Company's line of business, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain.

         You should fully disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Chief Financial Officer or Chief Executive Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code. Business opportunities available to directors, executive officers and other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

CONFIDENTIAL INFORMATION

         Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to investors in making a decision to buy, hold or sell the Company's securities, or to competitors, or, if disclosed, harmful to the Company or its customers. Whether or not subject to a confidentiality agreement, employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee's obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

         When discussing or in possession of confidential information, employees should always be aware of their surroundings. Employees are encouraged not to discuss Company business in the presence of others, including other employees, who do not have a right or need to know such information. Employees should be particularly careful in public places, including restaurants, airplanes, trains and public pay phones.

In appropriate circumstances, disclosure of confidential information may be authorized by your supervisor or other appropriate Company personnel. Any outside requests for Company information should only be handled by authorized persons. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Chief Financial Officer or Chief Executive Officer.

COMPETITION AND FAIR DEALING

         The Company competes vigorously but fairly. All employees are obligated to deal fairly with fellow employees and with the Company's customers, suppliers, competitors and other third parties. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair-dealing practice.

RELATIONSHIPS WITH CUSTOMERS

         Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

          - Information we supply to customers should be current, accurate, and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

          - Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

          - Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions. Please see "Gifts and Entertainment" below for additional guidelines in this area.

RELATIONSHIPS WITH SUPPLIERS

         The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier's products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see "Gifts and Entertainment" below for additional guidelines in this area.

RELATIONSHIPS WITH COMPETITORS

         The Company is committed to free and open competition in the marketplace and throughout all business dealings. Employees should avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor's confidential information or making false statements about the competitor's business and business practices. For a further discussion of appropriate and inappropriate business conduct with competitors, see "Compliance with Antitrust Laws" below.

GIFTS AND ENTERTAINMENT

         The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions.

         It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

          - Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

                  -        The items are of reasonable value;

                  - The purpose of the meeting or attendance at the event is business related; and

                  - The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

               Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

          - Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

          - Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday.

          - Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

         If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See "The Foreign Corrupt Practices Act and Other Laws Governing Our Business Internationally" for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

         You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Chief Financial Officer or Chief Executive Officer, which may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Chief Financial Officer or Chief Executive Officer for additional guidance.

         Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments. If you have any questions about this policy, contact your supervisor or the Chief Financial Officer or Chief Executive Officer for additional guidance. For a more detailed discussion of special considerations applicable to dealing with the U.S., state and local governments, see "Interactions with the Government."

INTERACTIONS WITH THE GOVERNMENT

         The Company conducts business with the U.S., state and local governments and the governments of many other countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to government contracts and government transactions. In your interactions with the government, you should:

          - Be forthright and candid at all times. No employee should intentionally misstate or omit any material information from any written or oral communication with the government.

          - Exercise extreme care in maintaining records for and allocating costs to government contracts. Costs incurred on one government project should not be charged against another government project.

          - You should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees.

         If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Chief Financial Officer or Chief Executive Officer.

PROTECTION AND USE OF COMPANY ASSETS

         All employees should protect the Company's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is strictly prohibited.

         To ensure the protection and proper use of the Company's assets, each employee should:

          - Exercise reasonable care to prevent theft, damage or misuse of Company property.

          - Promptly report the actual or suspected theft, damage or misuse of Company property to a supervisor.

          - Use the Company's telephone system, other electronic communication services, written materials and other property primarily for business-related purposes and in a manner that does not reflect negatively on the Company or its customers. Any personal use of the Company's telephone system or other electronic communication services or property, or use for non-Company business, must be incidental, occasional and kept to a minimum.

          - Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

          - Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

         Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems or by written media. Employees and other users of this property have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

COMPANY RECORDS

         Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and are the source of essential data that guides our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, clinical records and data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

         All Company records must be complete, accurate and reliable in all material respects. There is never a reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

         Note: The Company has a formal document retention policy that each employee must follow with respect to Company records within such employee's control. Please contact your supervisor or the Chief Financial Officer or Chief Executive Officer to obtain a copy of this policy.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

         As a public company, we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the prompt disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and cause legal liability.

         Employees should promptly report evidence of improper financial reporting. Examples of evidence that should be reported include:

          - Financial results that seem inconsistent with the performance of underlying business transactions;

          - Inaccurate Company records, such as overstated expense reports, or erroneous time sheets or invoices;

          -    Transactions that do not seem to have a good business purpose;
               and

          -    Requests to circumvent ordinary review and approval procedures.

         The Company's senior financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

         The Company encourages its employees to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets shall not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Chief Financial Officer or Chief Executive Officer.

         The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

          - Contribution of Funds. You may contribute your personal funds to political parties or candidates. The Company will not reimburse you for personal political contributions.

          - Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in political activities during working hours.

          - Use of Company Facilities. The Company's facilities may not be used for political activities (including fundraisers or other activities related to running for office). The Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the Chief Financial Officer or Chief Executive Officer.

          - Use of Company Name. When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

         These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the Chief Financial Officer or Chief Executive Officer if you have any questions about this policy.

COMPLIANCE WITH LAWS AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. Each employee has an obligation to comply with federal laws and the laws of the states, counties and cities in which the Company operates. We will not tolerate any activity that violates any laws, rules or regulations applicable to the Company. This includes, without limitation, laws covering commercial bribery and kickbacks, applicable federal or state fraud and abuse laws and regulations, FDA laws and regulations, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Chief Financial Officer or Chief Executive Officer.

Note: The Company has adopted both an Insider Trading Policy and a Disclosure Policy regarding public communications, copies of which are available from the Company's Chief Financial Officer.

COMPLIANCE WITH ANTITRUST LAWS

         Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

ACTIONS THAT VIOLATE U.S. ANTITRUST LAWS

         In general, U.S. antitrust laws forbid agreements or actions "in restraint of trade." All employees should be familiar with the general principles of the U.S. antitrust laws. The following is a summary of actions that are clear violations of U.S. antitrust laws:

          - Price Fixing. The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

          - Limitation of Supply. The Company may not agree with its competitors to limit its production or restrict the supply of its services.

          - Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers.

          - Boycott. The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

          - Tying. The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

MEETINGS WITH COMPETITORS

         Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the Chief Financial Officer or Chief Executive Officer. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented. Specifically, you should avoid any communications with a competitor regarding:

          -    Prices;

          -    Costs;

          -    Market share;

          -    Allocation of sales territories;

          -    Profits and profit margins;

          -    Supplier's terms and conditions;

          -    Product or service offerings;

          -    Terms and conditions of sale;

          -    Production facilities or capabilities;

          -    Bids for a particular contract or program;

          -    Selection, retention or quality of customers; or

          -    Distribution methods or channels.

PROFESSIONAL ORGANIZATIONS AND TRADE ASSOCIATIONS

         Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information. You are required to notify the Chief Financial Officer or Chief Executive Officer prior to attending any meeting of a professional organization or trade association.

SEEKING HELP

         Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Chief Financial Officer or Chief Executive Officer promptly for assistance, approval and review.

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS

FOREIGN CORRUPT PRACTICES ACT

         The Foreign Corrupt Practices Act (the "FCPA") prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

         Certain small facilitation or "grease" payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is "routine" if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, "routine" functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive prior written approval from the Chief Financial Officer or Chief Executive Officer and must be clearly and accurately reported as a business expense.

OTHER LAWS GOVERNING OUR BUSINESS

         The Company's business is subject to various U.S. and international trade control regulations, including licensing, shipping documentation, import documentation and reporting and record retention requirements. To ensure compliance, all shipments of products must be cleared through the Shipping and Receiving Department of the originating facility or location. This requirement also applies to all samples, products, documents or data that are going to be hand carried during foreign travel.

         Employees with significant responsibilities in our international business units have an additional responsibility to understand and comply with such applicable laws. These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions. Questions and requests for assistance should be directed to the Chief Financial Officer or Chief Executive Officer.

         The Company is also subject to U.S. anti-boycott laws and regulations, which prevent U.S. companies and certain of their subsidiaries from taking action in support of a boycott imposed by a foreign country upon a nation that is friendly with the United States. Boycott laws often change and must be closely monitored. To ensure compliance, any boycott issue must be referred to the Chief Financial Officer or Chief Executive Officer.

ENVIRONMENT, HEALTH AND SAFETY

         The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which we do business. Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Chief Financial Officer or Chief Executive Officer if you have any questions about the laws, regulations and policies that apply to you.

ENVIRONMENT

         All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials. Employees whose jobs involve manufacturing have a special responsibility to safeguard the environment. Such employees should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air.

HEALTH AND SAFETY

         The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

CONCLUSION

         This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Chief Financial Officer or Chief Executive Officer or the Ethics Helpline at 1-800-792-8140. We expect all Company employees, regardless of their level or location, to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct may subject you to disciplinary action, including possibly termination of employment.

Note: This Code and the matters contained herein is not a contract of employment and do not affect your employment-at-will status. This Code and the matters contained herein are also subject to revision at the sole discretion of the Company and is not a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.